Exhibit 99.1

**For Immediate Release**

For more information, contact: Victor Karpiak, President and Chief Executive Officer Kari Stenslie, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Net Income of $622,000 or $0.04 Per Share for the First Quarter of 2012

Renton, Washington – April 20, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended March 31, 2012 of $622,000, or $0.04 per diluted share, compared to net income of $927,000, or $0.05 per diluted share for the quarter ended December 31, 2011 and net income of $1.4 million, or $0.08 per diluted share for the quarter ended March 31, 2011.

“Our earnings remain positive, although our performance is still highly dependent on the national and local economies. The recent termination of our Consent Order reflects the progress we have made in reducing our nonperforming assets, strengthening our capital position, improving our earnings and improving the overall condition of the Bank. Building on this progress remains subject to continuing economic improvement in our market area. During the first quarter, our net income was $622,000, contributing to our steady rise in book value per share to $9.71 at March 31, 2012 from $9.64 at December 31, 2011. We will continue to keep our main objective in mind, which is to enhance shareholder value while providing a quality customer experience,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended March 31, 2012 include:

•
The Consent Order (“Order”) was terminated by the Federal Deposit Insurance Corporation (“FDIC”) and the Washington State Department of Financial Institutions (“DFI”) effective March 27, 2012 and replaced with  a Memorandum of Understanding (“MOU”), which is an informal regulatory action with the FDIC and DFI;

•	Nonperforming assets decreased $905,000 to $48.8 million at March 31, 2012 from December 31, 2011 and decreased $33.5 million, or 40.7%, from March 31, 2011;

•	Sales of other real estate owned (“OREO”) totaled $5.1 million during the quarter, generating a net gain on sales of $221,000;
•	Net interest margin increased to 3.11% for the quarter ended March 31, 2012 from 2.96% for the quarter ended December 31, 2011, as compared to 3.09% for the quarter ended March 31, 2011;
•	Net gain on sales of investments during the quarter totaled $194,000;
•	The Bank’s Tier 1 and total risk-based capital ratios at March 31, 2012 were 14.28% and 25.46%, respectively.

Based on management’s evaluation of the adequacy of the allowance for loan losses, a provision of $1.7 million was required for the first quarter of 2012, an increase of $1.1 million from the fourth quarter of 2011. This increase was primarily the result of a $2.6 million loan charge-off related to one commercial real estate loan. The borrower was current on his payments at March 31, 2012, however the borrower lost tenants, which will severely impact cash flow. As a consequence, the Bank reclassified this loan as impaired and charged it down to its estimated fair value during the first quarter of 2012. This loan was the primary reason for the increase in nonperforming loans at March 31, 2012 from December 31, 2011. Management continues to be proactive in assessing the risk inherent in the loan portfolio and when it is determined that a loan is impaired, the amount of the loss is quantified and immediately charged-off.

The allowance for loan losses decreased $1.7 million to $14.8 million at March 31, 2012, compared to $16.5 million at December 31, 2011. The decrease in the allowance for loan losses reflected net charge-offs of $3.4 million and a $25.0 million decrease in the size of our loan portfolio, partially offset by increases to some of the economic factors utilized in the calculation of the allowance for loan losses during the first quarter of 2012. Construction/land development loans continued to decrease, from 3.5% of total loans at December 31, 2011 to 2.8% of total loans at March 31, 2012. The allowance for loan losses represented 56.22% of nonperforming loans and 2.13% of total loans at March 31, 2012, compared to 69.89% and 2.29%, respectively, at December 31, 2011.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):
	March 31,		One Year
	2012	2011	Increase/(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$2,999	$3,946	$(947)
Commercial real estate	462	3,400	(2,938)
Construction/land development	183	4,003	(3,820)

Total nonperforming TDRs	3,644	11,349	(7,705)

Performing TDRs:
One-to-four family residential	51,643	52,805	(1,162)
Multifamily	2,496	2,508	(12)
Commercial real estate	11,347	10,422	925
Consumer	70	70	-

Total performing TDRs	65,556	65,805	(249)

Total TDRs	$69,200	$77,154	$(7,954)

During the first quarter of 2012, TDRs decreased $2.1 million to $69.2 million, as compared to $71.3 million at December 31, 2011. At March 31, 2012, 94.7% were performing in accordance with their repayment terms. One-to-four family residential loans represented 79.0% of total TDRs at March 31, 2012, compared to 79.6% at December 31, 2011.

The following table presents a breakdown of our nonperforming assets:
				Three Month	One Year
	March 31,	December 31,	March 31,	Increase /	Increase /
	2012	2011	2011	(Decrease)	(Decrease)
	(In thousands)
Nonperforming loans:
One-to-four family residential	$8,691	$9,808	$15,652	$(1,117)	$(6,961)
Multifamily	949	949	700	-	249
Commercial real estate	7,588	3,736	11,104	3,852	(3,516)
Construction/land development	8,991	9,199	23,485	(208)	(14,494)
Consumer	164	-	145	164	19
Total nonperforming loans	26,383	23,692	51,086	2,691	(24,703)

OREO	22,448	26,044	31,266	(3,596)	(8,818)

Total nonperforming assets	$48,831	$49,736	$82,352	$(905)	$(33,521)

Nonperforming assets as a percent
of total assets	4.71%	4.69%	6.96%

Nonperforming loans increased $2.7 million to $26.4 million at March 31, 2012, compared to $23.7 million at December 31, 2011, and delinquent loans decreased $1.8 million to $25.0 million at March 31, 2012, as compared to $26.8 million at December 31, 2011. The difference in activity between nonperforming loans and delinquent loans was due to the commercial real estate loan previously discussed, which is current for delinquency purposes but has been classified as impaired and nonperforming based on its future cash flow potential. Nonperforming assets continued to decrease to $48.8 million at March 31, 2012, from $49.7 million at December 31, 2011, as we continue to sell our OREO properties.

The following table presents a breakdown of our OREO by county and type of property at March 31, 2012:

	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$3,038	$2,712	$215	$236	$6,201	33	27.6%
Commercial real estate	2,717	5,392	1,202	382	9,693	32	43.2
Construction/land development	1,390	4,129	202	833	6,554	21	29.2

Total OREO	$7,145	$12,233	$1,619	$1,451	$22,448	86	100.0%

OREO decreased $3.6 million, or 13.8%, to $22.4 million at March 31, 2012, from $26.0 million at December 31, 2011, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $5.1 million of OREO during the first quarter of 2012, generating a net gain of $221,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $310,000 related to the decline in the market value of OREO properties and $489,000 of additional expenses related to OREO during the quarter ended March 31, 2012. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the first quarter of 2012 increased $87,000 to $7.7 million compared to the fourth quarter of 2011 and decreased $910,000 compared to the same period in 2011.

Interest income decreased $2.5 million to $11.2 million for the first quarter of 2012 from the same quarter in 2011, primarily due to the $133.5 million or 16.1% decrease in our average loan portfolio. The decline in our loan portfolio was the result of weak loan demand from credit-worthy borrowers, paydowns due to normal borrower activity, short sales, charge-offs and transfers of nonperforming loans to OREO. Interest income for the first quarter of 2012 decreased $484,000 to $11.2 million compared to the fourth quarter of 2011.

Interest expense decreased $1.6 million to $3.5 million for the quarter ended March 31, 2012, as compared to the same period a year ago. The decline in our total interest expense was principally the result of an $844,000 decrease as a result of a $126.4 million decline in average certificates of deposit during the first quarter of 2012 compared to the same quarter in 2011.  The decrease in our certificates of deposit was a result of the low interest rate environment and customers choosing other investment options. Also contributing to the total decline in interest expense was a $793,000 decrease caused by a 41 basis point decline in our cost of funds during the first quarter of 2012 to 1.62% as compared to 2.03% during the first quarter of 2011. The decrease in our cost of funds was due to new and renewing certificates of deposit pricing at lower interest rates. Interest expense for the first quarter of 2012 decreased $571,000 to $3.5 million from the fourth quarter of 2011.

Noninterest income for the quarter ended March 31, 2012 decreased $315,000 to $281,000 from the same quarter in 2011. We recorded $194,000 in net gains on sales of investments during the quarter ended March 31, 2012, compared to $511,000 during the same quarter in 2011. During the first quarter of 2012, we sold $10.8 million of long-term, fixed-rate, mortgage-backed securities and purchased $25.5 million of variable-rate investments. These transactions were executed to continue improving the Bank’s interest rate risk profile. Noninterest income for the first quarter of 2012 decreased $274,000 from the fourth quarter of 2011 due to lower gains on the sale of investments during the quarter.

Noninterest expense for the quarter ended March 31, 2012 decreased $961,000 from the same quarter in 2011. Noninterest expense for the first quarter of 2012 decreased $1.0 million to $5.6 million from $6.6 million as compared to the fourth quarter of 2011. The decrease in noninterest expense for both periods was primarily due to a decrease in FDIC deposit insurance expense as a result of the termination of the Order, coupled with decreases in OREO related expenses.

Termination of Regulatory Order

On March 27, 2012 the Bank’s regulators, the FDIC and the DFI terminated the Order with the Bank that was put in place on September 22, 2010. The termination of the Order was the result of the steps we took in complying with the Order and reducing our level of classified assets, increasing earnings, augmenting management and improving the overall condition of the Bank. The Order was replaced with an MOU, which is an informal regulatory action with the FDIC and DFI. Further information on the MOU is contained in the Form 8-K we filed with the SEC on April 2, 2012.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Bank under the memoranda of understanding with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
				Three Month	One Year
	March 31,	December 31,	March 31,	Increase/	Increase/
Assets	2012	2011	2011	(Decrease)	(Decrease)

Cash on hand and in banks	$5,186	$4,620	$4,869	12.3%	6.5%
Interest-bearing deposits	152,177	160,141	159,126	(5.0)	(4.4)
Investments available-for-sale, at fair value	140,676	129,002	148,230	9.0	(5.1)
Loans receivable, net of allowance of $14,832,
$16,559 and $20,250	680,737	703,288	796,354	(3.2)	(14.5)
Premises and equipment, net	18,702	18,922	19,585	(1.2)	(4.5)
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-	-
Accrued interest receivable	3,897	3,856	4,339	1.1	(10.2)
Federal income tax receivable	1,058	1,060	6,346	(0.2)	(83.3)
Other real estate owned ("OREO")	22,448	26,044	31,266	(13.8)	(28.2)
Prepaid expenses and other assets	5,028	5,044	6,210	(0.3)	(19.0)
Total assets	$1,037,322	$1,059,390	$1,183,738	(2.1)	(12.4)

Liabilities and Stockholders' Equity

Interest-bearing deposits	$758,415	$782,652	$901,408	(3.1)	(15.9)
Noninterest-bearing deposits	5,633	6,013	4,818	(6.3)	16.9
Advances from the Federal Home Loan Bank	83,066	83,066	93,066	-	(10.7)
Advance payments from borrowers for taxes and insurance	4,056	2,093	4,293	93.8	(5.5)
Accrued interest payable	196	184	230	6.5	(14.8)
Other liabilities	3,281	4,062	3,408	(19.2)	(3.7)
Total liabilities	854,647	878,070	1,007,223	(2.7)	(15.1)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at
March 31, 2012, December 31, 2011 and March 31,
2011, respectively	188	188	188	-	-
Additional paid-in capital	189,209	188,816	187,707	0.2	0.8
Retained earnings, substantially restricted	4,559	3,937	1,129	15.8	303.8
Accumulated other comprehensive income, net of tax	569	511	469	11.4	21.3
Unearned Employee Stock Ownership Plan ("ESOP")
shares	(11,850)	(12,132)	(12,978)	(2.3)	(8.7)
Total stockholders' equity	182,675	181,320	176,515	0.7	3.5
Total liabilities and stockholders' equity	$1,037,322	$1,059,390	$1,183,738	(2.1)	(12.4)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarters Ended			Three Month
	March 31,	December 31,	March 31,	Increase/
	2012	2011	2011	(Decrease)
Interest income
Loans, including fees	$10,472	$10,892	$12,428	(3.9)%
Investments available-for-sale	593	647	1,205	(8.3)
Interest-bearing deposits	97	107	76	(9.3)
Total interest income	$11,162	$11,646	$13,709	(4.2)
Interest expense
Deposits	2,941	3,501	4,513	(16.0)
Federal Home Loan Bank advances	511	522	576	(2.1)
Total interest expense	$3,452	$4,023	$5,089	(14.2)
Net interest income	7,710	7,623	8,620	1.1
Provision for loan losses	1,700	600	1,200	183.3
Net interest income after provision for loan losses	$6,010	$7,023	$7,420	(14.4)
Noninterest income
Net gain on sale of investments	194	485	511	(60.0)
Other	87	70	85	24.3
Total noninterest income	$281	$555	$596	(49.4)
Noninterest expense
Salaries and employee benefits	3,427	3,212	3,289	6.7
Occupancy and equipment	405	388	402	4.4
Professional fees	473	535	480	(11.6)
Data processing	181	188	209	(3.7)
Gain on sale of OREO property, net	(221)	(134)	(626)	64.9
OREO market value adjustments	310	492	628	(37.0)
OREO related expenses, net	489	597	850	(18.1)
Regulatory assessments	97	537	710	(81.9)
Insurance and bond premiums	100	247	247	(59.5)
Marketing	52	51	61	2.0
Other general and administrative	308	538	332	(42.8)
Total noninterest expense	$5,621	$6,651	$6,582	(15.5)
Income before provision for federal income taxes	670	927	1,434	(27.7)
Provision for federal income taxes	48	-	-	100.0
Net income	$622	$927	$1,434	(32.9)
Basic earnings per share	$0.04	$0.05	$0.08	(20.0)
Diluted earnings per share	$0.04	$0.05	$0.08	(20.0)

The following table presents a breakdown of our loan portfolio (unaudited):

	March 31, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential (1)	$325,316	46.6%	$335,412	46.4%

Multifamily:
Permanent	110,319	15.8	110,148	15.2
Construction	-	-	3,526	0.5
	110,319	15.8	113,674	15.7
Commercial real estate:
Permanent	213,391	30.6	218,032	30.2
Construction	12,500	1.8	12,500	1.7
Land	1,780	0.3	1,811	0.2
	227,671	32.7	232,343	32.1
Construction/land development (2):
One-to-four family residential	1,475	0.2	6,194	0.9
Multifamily	855	0.1	855	0.1
Commercial	1,104	0.2	1,104	0.2
Land development	16,156	2.3	16,990	2.3
	19,590	2.8	25,143	3.5

Business	3,620	0.5	3,909	0.6
Consumer	11,439	1.6	12,499	1.7
Total loans	697,955	100.0%	722,980	100.0%
Less:
Loans in process	598		1,372
Deferred loan fees, net	1,788		1,761
ALLL	14,832		16,559
Loans receivable, net	$680,737		$703,288
___________
(1)	Includes $146.2 million and $147.4 million of non-owner occupied loans at March 31, 2012 and December 31, 2011, respectively.

(2)
Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. As a result, at March 31, 2012, we had $12.5 million, or 5.5%, of our total commercial real estate portfolio and no one-to-four family residential or multifamily loans in these "rollover" type of loans. At December 31, 2011, we had $12.5 million, or 5.4%, of our total commercial real estate portfolio and $3.5 million, or 3.1%, of our total multifamily loan portfolio and no one-to-four family residential loans in these "rollover" type of loans. At both March 31, 2012 and December 31, 2011, $1.8 million of commercial real estate land loans were not included in the construction/ land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarters Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets	0.24%	0.34%	0.48%
Return on equity	1.36	2.05	3.25
Equity-to-assets	17.61	17.12	14.91
Interest rate spread	2.88	2.72	2.88
Net interest margin	3.11	2.96	3.09
Average interest-earning assets to average interest-bearing liabilities	116.28	115.03	111.55
Efficiency ratio	70.34	81.33	71.42
Noninterest expense as a percent of average total assets	2.14	2.44	2.21
Book value per common share	$9.71	$9.64	$9.39

Capital Ratios (1):
Tier 1 leverage	14.28%	13.54%	12.13%
Tier 1 risk-based	24.20	23.49	20.03
Total risk-based	25.46	24.76	21.30

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	3.78%	3.28%	6.24%
Nonperforming assets as a percent of total assets	4.71	4.69	6.96
ALLL as a percent of total loans, net of undisbursed funds	2.13	2.29	2.47
ALLL as a percent of nonperforming loans, net of undisbursed funds	56.22	69.89	39.64
Net charge-offs to average loans receivable, net	0.49	0.09	0.42

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$16,559	$16,634	$22,534
Provision	1,700	600	1,200
Charge-offs	(3,699)	(688)	(3,675)
Recoveries	272	13	191
Allowance for loan losses, end of the quarter	$14,832	$16,559	$20,250

Nonperforming Assets (2):
Nonperforming loans (3):
Nonaccrual loans	$22,739	$18,613	$39,737
Nonaccrual troubled debt restructured loans	3,644	5,079	11,349
Total nonperforming loans	26,383	23,692	51,086
OREO	22,448	26,044	31,266
Total nonperforming assets	$48,831	$49,736	$82,352

Performing troubled debt restructured loans	$65,556	$66,225	$65,805

_____________
(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.